Exhibit 10.1

EXECUTION

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 26, 2017, is entered into between DYNATRONICS CORPORATION, a Utah corporation ("Buyer") and BIRD & CRONIN, INC., a Minnesota corporation ("Seller") and the shareholders of Seller on the signature pages attached hereto (collectively, the "Shareholders" and together with Seller, the "Seller Parties").
RECITALS
WHEREAS, Seller is engaged in the business of manufacturing orthopedic soft goods and specialty patient care products (the "Business"); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of Seller, including all such assets used in the Business, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.
"Assumed Benefit Plan Claims" means only those claims for reimbursement for services arising in connection with (i) the Delta Dental Plan and (ii) Optum Plans.
"Benefit Contribution Amount" means the excess of the amount of contributions made to the Optum Plans between January 1, 2017 and the Closing Date, plus any rollover amounts from 2016, less applicable fees or claims paid by such plans through the Closing Date.
"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City, Utah are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer's Accountants" means Tanner LLC.
"Buyer's Shareholders" means Buyer's shareholders entitled to vote on the approval of the Share Preferred Share Consideration.
"Calculation Period" means the period starting on July 1, 2018 and ending on June 30, 2019.
"Cash Holdback Amount" means Nine Hundred Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($933,334.00).
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA and corresponding state and local systems.
"Certificate of Designation" means the Certificate of Designation of the Series D Convertible Non-Voting Preferred Stock of the Company to be filed prior to the Closing by the Company with the Utah Division of Corporations and Commercial Code, in the form of Exhibit A attached hereto.
"Certificate of Trust" means a certificate of trust issued under Minnesota Statutes 2016, section 501C.1013, subdivision 1.
"Closing Cash Amount" means Nine Million Sixty Six Thousand Six Hundred Sixty-Six Dollars ($9,066,666.00).
"Closing Working Capital" means: (a) Current Assets, less (b) Current Liabilities, determined as of the Effective Time.
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Stock" means no par value common stock of Buyer.
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
"Conversion Common Shares" shall mean the shares of Common Stock issuable upon conversion of the Preferred Shares, as described in the Certificate of Designation.
"Current Assets" means the current assets of Seller set forth on Exhibit B attached hereto, but only to the extent acquired pursuant to the terms of this Agreement.

"Current Liabilities" means the current liabilities of Seller set forth on Exhibit C attached hereto, but only to the extent assumed pursuant to the terms of this Agreement.
 "Delta Dental Plan" means that certain Delta Dental PPO Plus Premier- Comprehensive Enhanced with Orthodontic Coverage dental plan, Group Number 720005.
"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
"Dollars" or "$" means the lawful currency of the United States.
"Employment Agreements" means the Employment Agreement by and between Michael J. Cronin and Buyer and the Employment Agreement by and between Jason Anderson and Buyer.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.
"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liabilities of whatever kind or nature (including Liabilities or responsibility for the costs of enforcement proceedings, Remedial Action, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
"Environmental Law" means any past, present or future applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution or the protection of or injury to natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release of any Hazardous Materials or Remedial Action. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or otherwise regulated under Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
"Holdback Amount" means the Cash Holdback Amount plus the Stock Holdback Amount which aggregate amount is to satisfy any adjustments to the Purchase Price pursuant to Section 2.06(a) in favor of Buyer and any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to ARTICLE VIII.
"Holdback Interest Rate" means 75 basis points (0.75%).
"Holdback Release Amount" means the amount equal to 50% of the Holdback Amount minus the amount, if any, of any unresolved claims for indemnification pursuant to ARTICLE VIII.

"Holdback Release Date I" means the first anniversary of the Closing Date.
"Holdback Release Date II" means the date that is 18 months after the Closing Date.
"Indebtedness" means, without duplication and with respect to Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software (other than Off-the-Shelf Software) and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.
"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
"Knowledge" the term "knowledge" or "to the knowledge" with respect to Seller in this Agreement shall in all cases be understood as comprising "actual knowledge" after reasonable investigation by Seller, the Shareholders and each employee, director or officer associated with Seller or any Shareholder who would be expected to have knowledge of the matter in question. Seller will be deemed to have "actual knowledge" of a particular fact or matter if: (a) Seller, a Shareholder or any director or officer associated with Seller or a Shareholder is actually aware of such fact or matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.  The Parties acknowledge that while Seller and the Shareholders, for business reasons, may choose not to make inquiry of certain of its employees and/or representatives, nevertheless, Seller and each Shareholder shall be responsible for what such inquiry would have determined.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Leases" has the meaning set forth in Section 4.10(b).
"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
"Material Adverse Effect" means any material adverse effect or change (a) in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Seller, or (b) on the ability of the Seller Parties to consummate the Transactions or to perform any of their respective material obligations under this Agreement, any Transaction Document or any related documents, or (c) any event or condition which would, with the passage of time, reasonably be expected to constitute, individually or in the aggregate, a "material adverse effect", as described under clause (a) above; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) changes or conditions affecting the United States economy or financial markets or foreign economies or financial markets; (ii) changes in or developments in any industry in which the Company operates or changes in customer demand, including seasonal changes; provided that, with respect to clause (ii), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries) on the Company; (iii) any action taken by the Shareholders or the Seller with Buyer's express written consent; (iv) any changes in the GAAP accounting rules after the date hereof; (v) changes or conditions resulting from national political conditions, acts of war, terrorism, escalation of hostilities, or earthquakes, hurricanes or other natural occurrences, or (vi) any failure, in and of itself, by the Seller to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance.

"Net Product Revenue" means the amount of revenue that is attributed to the sale of the products of Seller acquired by Buyer pursuant to the terms and conditions of this Agreement, as well as any derivatives, updates, improvements, line extensions and new products developed by the Seller's Business, minus any discounts, rebates, returns, refunds and allowances for bad debt during the Calculation Period, which allowances shall be determined in a manner consistent with the historical accounting practices of Seller.  Net Product Revenue shall be determined in accordance with Seller's historical revenue recognition practices.
"Off-the-Shelf Software" means software generally publicly available for an annual or one-time license fee of no more than $5,000 in the aggregate.
"Optum Plans" shall mean the healthcare flexible spending accounts and dependent care spending account administered administered by OptumHealth Financial Services, Inc. on behalf of Seller.
"Payoff Amounts" means the sums of money necessary to satisfy the Indebtedness.
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Preferred Share Consideration Amount" means that number of shares of Preferred Stock valued as provided in Section 2.10 at Four Million Dollars ($4,000,000.00).
"Preferred Shares" means the shares of Buyer's Preferred Stock issued as the Preferred Share Consideration.
"Preferred Stock" means shares of the Company's Series D Convertible Non-Voting Preferred Stock, having the rights, preferences and privileges set forth in the Certificate of Designation.
"Registration Rights Agreement" means the Registration Rights Agreement, among Buyer and the Seller Parties, in the form of Exhibit D attached hereto.
"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Common Shares issued to Seller under this Agreement.
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, migration, disposing into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, soil, gas, land surface or subsurface strata or within or from any building, structure, tank, facility or fixture).

"Remedial Action" means to (a) cleanup, abate, repair, detoxify, remove, contain, remediate, mitigate, treat, cap or in any other way address, respond to or alter any Hazardous Materials or any Release; (b) perform pre-remedial evaluations, assessments, studies and investigations, and post-remedial monitoring of a Release of Hazardous Materials; and (c) restoration and replacement of natural resources.
"Representative" means, with respect to any Person, any and all directors, officers, trustees, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Requisite Shareholder Approval" means the approval of the issuance of the Conversion Common Shares in connection with the Transaction by Buyer's Shareholders entitled to vote thereon as required by applicable Law and NASDAQ Marketplace Rules.
"Retirement Savings Plan" means the Bird & Cronin Retirement Savings Plan administered through Heartland Financial USA Inc. d/b/a Heartland Retirement Plan Services as a qualified 401(k) retirement plan.
"Seller" has the meaning set forth in the preamble.
"Seller's Accountants" means Cummings, Keegan & Co., P.L.L.P.
"Stock Holdback Amount" means those certain shares of the Preferred Share Consideration (or, upon conversion of the Preferred Shares into Conversion Common Shares upon securing the Requisite Shareholder Approval, the number of those certain Conversion Common Shares) valued as provided in Section 2.10 at Four Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($466,666.00).
"Tangible Personal Property" has the meaning set forth in Section 2.01(f).
"Target Working Capital" means $6,000,000.
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Territory" means the United States and internationally in any country Seller sells products as of the date of this Agreement.

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, the Employment Agreements, the Lease Agreement, the Registration Rights Agreement, the Voting Agreement and the other agreements, instruments and documents required to be delivered at the Closing.
"Transfer Agent" means Interwest Transfer Company, the current transfer agent of the Company, with a mailing address of 1981 East Murray Holladay Road, Salt Lake City, Utah 84117 and a phone number of 801-272-9294, and any successor transfer agent of the Company.
"Trapp Road" means Trapp Road Limited Liability Company, an Affiliate of Seller.
"Voting Agreement" means that certain Voting Agreement __________________, 2017, by and among Kelvyn Cullimore, Jr., Stuart Essig, Provco Ventures, LLP, and the other parties thereto whereby such shareholders of Buyer agree to vote the voting stock of Buyer over which they have control in favor of any resolution presented to Buyer's shareholders to approve the issuance of the Conversion Common Shares. The ownership percentages of such Buyer's shareholders are listed on Annex A attached hereto.
"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
"Working Capital Surplus Payment Cap" means One Hundred and Fifty Thousand Dollars ($150,000).
The following terms have the meaning specified in the indicated Sections:
Accounts Receivable	Section 2.01(a)
Acquisition Proposal	Section 6.03(a)
Assigned Contracts	Section 2.01(c)
Assignment and Assumption Agreement	Section 3.02(a)(ii)
Assumed Liabilities	Section 2.03
Audited Financial Statements	Section 4.04
Balance Sheet	Section 4.04
Balance Sheet Date	Section 4.04
Basket	Section 8.04(a)
Benefit Plan	Section 4.19(a)
Bill of Sale	Section 3.02(a)(i)
Books and Records	Section 2.01(l)
Buyer Closing Certificate	Section 7.03(e)
Buyer Indemnitees	Section 8.02
Cap	Section 8.04(a)
Closing	Section 3.01
Closing Date	Section 3.01
Closing Preferred Shares	Section 2.05
Closing Working Capital Statement	Section 2.06(a)(i)
Commission	Section 5.07
Competitive Activities	Section 6.07(a)(i)
Direct Claim	Section 8.06
Disputed Amounts	Section 2.06(b)(ii)(iii)
E.O. 11246	Section 4.20(e)
Earn-out Calculation	Section 2.11(b)
Earn-out Calculation Objection Notice	Section 2.11(b)(ii)
Earn-out Calculation Statement	Section 2.11(b)
Earn-out Payment	Section 2.11(a)
Earn-out Review Period	Section 2.11(b)(ii)
Effective Time	Section 3.01
Excluded Assets	Section 2.02
Excluded Contracts	Section 2.02(a)
Excluded Liabilities	Section 2.04
Final Closing Working Capital	Section 2.06(a)(i)
Financial Statements	Section 4.04
Fundamental Representations	Section 8.01

Government Contracts	Section 4.07(a)(viii)
Holdback Fund	Section 2.07(a)
Indemnified Party	Section 8.05
Indemnifying Party	Section 8.05
Independent Accountant	Section 2.06(b)(ii)(iii)
Initial Release Amount	Section 2.07(b)
Insurance Policies	Section 4.15
Intellectual Property Assignment	Section 3.02(a)(iii)
Interim Financial Statements	Section 4.04
Inventory	Section 2.01(a)
Lease Agreement	Section 3.02(a)(iv)
Leased Real Property	Section 4.10(b)
Material Contracts	Section 4.07
Material Customers	Section 4.14(a)
Material Suppliers	Section 4.14(b)
Multiemployer Plan	Section 4.19(c)
Non-Paying Party	Section 6.15(a)
Off-Site Facilities	Section 4.18(f)
Owned Real Property	Section 4.10(a)
Paying Party	Section 6.15(a)
PBGC	Section 4.19(a)
Permitted Encumbrances	Section 4.08
Preferred Share Consideration	Section 2.10
Purchase Price	Section 2.05
Purchase Price Allocation	Section 6.15(d)
Purchased Assets	Section 2.01
Qualified Benefit Plan	Section 4.19(c)
Resolution Period	Section 2.06(b)(ii)
Restricted Period	Section 6.07(a)
Review Period	Section 2.06(b)(i)
SEC Reports	Section 5.07
Section 503	Section 4.20(e)
Securities Act	Section 4.23
Seller Closing Certificate	Section 7.02(j)
Seller Employees	Section 6.05(a)
Seller Indemnitees	Section 8.03
Statement of Objections	Section 2.06(b)(ii)
Straddle Period Tax	Section 6.15(a)
Tangible Personal Property	Section 2.01(f)
Third Party Claim	Section 8.05(a)
Union	Section 4.20(b)
VEVRAA	Section 4.20(e)

ARTICLE II
 PURCHASE AND SALE
Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:
(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable");
(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories ("Inventory");
(c) all Contracts, including Intellectual Property Agreements, other than the Excluded Contracts (the "Assigned Contracts");
(d) the following Benefit Plans, and assets attributable thereto: the Delta Dental of Minn. PPO Plus Premier Plan, (policy no. 720005); the HealthPartners Insurance Co. Empower National One Plan (policy no. 19941); United of Omaha Life Ins. Co. Voluntary Group Term Life Plan & AD&D Insurance (policy no. GVTL-ABXY), Group Term Life Plan & AD&D Insurance (policy no. GLUG-ABXY), Voluntary Short-term Disability Policy (policy no. GUC-ABXY), Voluntary Long-term Disability Policy (policy no. GUPR-ABXY); of Minn. Superior Vision Services Plan (policy no. 35513); and the Optum Health Financial Services Section 125 Flexible Benefit Plan (including medical, limited purpose and Dependent Care Flexible Spending Accounts and HSA (plan no. 505);
(e) all Intellectual Property Assets;
(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");
(g) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.16(b) and Section 4.17(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, excluding those rights identified as Excluded Assets;
(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to those items identified as Excluded Assets);
(j) all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and
(m) all goodwill and the going concern value of the Business.
Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):
(a) Contracts set forth on Section 2.02(a) of the Disclosure Schedules (the "Excluded Contracts");
(b) airline miles, travel points and accrued benefits under frequent-flier or similar loyalty programs registered in Seller's name;
(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(d) the Retirement Savings Plan;
(e) real property owned by Seller and other assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules;
(f) the rights which accrue or will accrue to Seller under the Transaction Documents; and
(g) Cash not included in Closing Working Capital, Tax refunds, rebates and deposits accrued prior to the Closing Date.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:
(a) all trade accounts payable of Seller to third parties in connection with the Business that (i) arose in the ordinary course of business, (ii) remain unpaid, (iii) are not delinquent as of the Closing Date and (iv) are reflected as a Current Liability on the Closing Working Capital Statement;
(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; and
(c) the Assumed Benefit Plan Claims.
Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b) any Liability for (i) Taxes of Seller (or any shareholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant  to Section 6.14; or (ii) any Liability for Taxes of Seller that is related to the operation of the Business or the Purchased Assets on or before the Closing Date and that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law;
(c) any Liabilities relating to or arising out of the Excluded Assets;
(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation prior to Closing;
(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;
(g) any Liabilities of Seller arising under or in connection with any Benefit Plan of Seller, except the Assumed Benefit Plan Claims;
(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued paid time off, workers' compensation, severance, retention, termination or other payments;
(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(j) any trade accounts payable of Seller (i) to the extent not included as a Current Liability in Closing Working Capital; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;
(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and
(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order prior to Closing.
Section 2.05 Purchase Price; Preferred Share Consideration Amount.
(a) Subject to the terms and conditions of this Agreement, including any adjustment pursuant to Section 2.06 and Section 2.11 and ARTICLE VIII hereof, the purchase price to be paid by Buyer for the sale and purchase of the Purchased Assets shall be an amount not to be less than Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00) and not to exceed Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00) (such aggregate net amount, the "Purchase Price"), plus the assumption of the Assumed Liabilities. The portion of the Purchase Price payable at Closing shall be paid as follows:

(i) the Closing Cash Amount, less the Payoff Amounts (if any) less the Benefit Contribution Amount to be paid via wire transfer of immediately available funds to the account specified by Seller to Buyer prior to the Closing;
(ii) the Payoff Amounts (if any) shall be paid by Buyer on behalf of Seller via wire transfer of immediately available funds to the accounts specified by Seller to Buyer;
(iii) the Cash Holdback Amount shall be retained by Buyer in accordance with Section 2.07; and
(iv) the Preferred Shares, minus those Preferred Shares comprising the Stock Holdback Amount (the "Closing Preferred Shares"), as evidenced by a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, written confirmation of the Transfer Agent's book entry on behalf of Seller of the Closing Preferred Shares registered in the name of Seller.
(b) The Preferred Shares shall be authorized, reserved and approved by the Buyer's Board of Directors to be issued to Seller at Closing, minus those Preferred Shares comprising the Stock Holdback Amount, which shall be retained by Buyer as part of the Holdback Fund. The Conversion Common Shares shall be authorized, reserved and approved by the Buyer's Board of Directors to be issued to Seller within two Business Days following the receipt of Requisite Shareholder Approval minus those Conversion Common Shares comprising the Stock Holdback Amount, which shall be retained by Buyer as part of the Holdback Fund.
Section 2.06 Purchase Price Adjustment.
(a) Post-Closing Adjustment.
(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Closing Working Capital Statement") setting forth Buyer's calculation of Closing Working Capital (the "Final Closing Working Capital"), which statement shall be in the form attached as Section 2.05(a)(i) of the Disclosure Schedule and based upon the accounting principles and methods set forth on such schedule.
(ii) If the Final Closing Working Capital is equal to or exceeds the Target Working Capital, Buyer shall pay to Seller an amount equal to the surplus up to the Working Capital Surplus Payment Cap pursuant to Section 2.06(b)(vi). If the Final Closing Working Capital is less than Target Working Capital, Seller shall pay to Buyer an amount equal to the deficiency pursuant to Section 2.06(b)(vi).
(b) Examination and Review.
(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Seller and Seller's Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of Schechter Dokken Kanter or, if Schechter Dokken Kanter is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller's Accountants or Buyer's Accountants (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi) Payments of Post-Closing Adjustment; Interest. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within 90 days of the acceptance of the applicable Closing Working Capital Statement, if there are no Disputed Amounts or (y) if there are Disputed Amounts, then within 180 days of the Closing Date if the Disputed Amounts are resolved between Seller and Buyer pursuant to Section 2.06(b)(iii) or (z) if the Disputed Amounts are resolved pursuant to Section 2.06(b)(v), then within 30 days of the final resolution thereof; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Seller to Buyer or deducted from the Holdback Fund by Buyer towards the satisfaction of Seller's obligations hereunder, as the case may be. All amounts due under this Section 2.06(b)(vi) shall bear interest beginning (1) five (5) Business Days from the date of the acceptance of the applicable Closing Working Capital Statement or (2) five (5) Business Days from the date of resolution of Disputed Amounts pursuant to Section 2.06(b)(v) at the rate of four percent (4%) per annum calculated on the basis of a year of three hundred sixty (360) days.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07 Holdback Amount.
(a) At the Closing, Buyer shall retain an amount equal to the Holdback Amount for purposes of satisfying (i) the Purchase Price adjustments set forth in Section 2.06(a) and (ii) claims pursuant to and in accordance with ARTICLE VIII of this Agreement (such retained amount, as reduced from time to time pursuant to Section 2.06(b)(vi) or Section 8.11, together with interest accrued thereon at a rate equal to the Holdback Interest Rate, the "Holdback Fund").
(b) Holdback Release Date I. Promptly following Holdback Release Date I, Buyer shall pay to Seller 50% of the Holdback Amount (by delivery of Preferred Shares or Conversion Common Shares, as the case may be, having a value equal to 1/3 of such payment amount and by wire transfer of immediately available funds equal to 2/3 of such payment amount, to an account designated in writing by Seller to Buyer prior to such payment), minus the amount, if any, of any unresolved claims for indemnification pursuant to ARTICLE VIII or of any unresolved payment related to a Statement of Objections pursuant to Section 2.06(a) (the amount payable to Seller, the "Initial Release Amount"). Notwithstanding anything to the contrary, only claims for indemnification made within six months of the Closing Date shall be included in the calculation of the Initial Release Amount and the Holdback Release Amount.
(c) Holdback Release Date II. Promptly following Holdback Release Date II, Buyer shall pay to Seller (by delivery of the Preferred Shares or Conversion Common Shares, as the case may be, and by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to such payment) any remaining amount of the Holdback Fund, minus the amounts, if any, of any unresolved payment related to a Statement of Objections pursuant to Section 2.06(a) or any unresolved claims for indemnification pursuant to ARTICLE VIII. Following resolution of any such adjustment and claims, Buyer shall pay promptly to Seller (by delivery of Preferred Shares or Conversion Common Shares, as the case may be, and by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to such payment) any remaining amount of the Holdback Fund.
Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be remitted to the applicable Governmental Authority and treated as delivered to Seller hereunder.
Section 2.09 Third Party Consents. To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.10 Preferred Share Consideration. The number of Shares of Common Stock ("Preferred Share Consideration") to be issued to Seller as part of the Purchase Price will be One Million Three Hundred Ninety-Seven Thousand Nine Hundred Seventy-Five (1,397,975), which number of Shares is equal to the quotient of (X) Four Million Dollars ($4,000,000.00) divided by (Y) the average over 30 trading days of the volume weighted average price per share of Common Stock as reported by the NASDAQ Stock Exchange each day for the 30 trading days ending on the second Business Day prior to the date hereof.
Section 2.11 Earn-out.
(a) Earn-out Payment. As additional consideration for the Purchased Assets, at such time as provided in Section 2.11(c), Buyer shall pay to Seller an amount (the "Earn-out Payment"), equal to the product of (i) an amount equal to (A) the Net Product Revenue multiplied by 0.625 minus (B) Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00); provided, that in no event shall the Earn-out Payment exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) or be less than Five Hundred Thousand Dollars ($500,000.00).
(b) Procedures Applicable to Determination of the Earn-out Payment.
(i) On or before the date which is 30 days after the last day of the Calculation Period, Buyer shall prepare and deliver to Seller a written statement ("Earn-out Calculation Statement") setting forth in reasonable detail its determination of Net Product Revenue and its calculation of the resulting Earn-out Payment (the "Earn-out Calculation").
(ii) Seller shall have 10 Business Days after receipt of the Earn-out Calculation Statement (the "Earn-out Review Period") to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, Seller shall have the right at Seller's sole expense to inspect books and records during normal business hours at the Business's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Product Revenue and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation by delivering a written notice of objection ("Earn-out Calculation Objection Notice") to Buyer; provided, that the only basis on which Seller may dispute any matter in the Earn-out Calculation is factual or numerical inaccuracies in the calculation of Net Product Revenue or the Earn-out Payment. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Parties hereto. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-out Payment. If Buyer and Seller are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 10 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Net Product Revenue that is the subject of the Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Net Product Revenue and the Earn-out Payment differ from that as finally determined by the Independent Accountant.

(c) Timing of Payment of Earn-out Payment. Subject to Section 2.11(e), any Earn-out Payment that Buyer is required to pay shall be paid in full no later than three Business Days following the date upon which the determination of the Earn-out Calculation becomes final and binding upon the parties as provided in Section 2.11(b) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice), Buyer shall pay to Seller the Earn-out Payment in cash by wire transfer of immediately available funds to the bank account designated by Seller to Buyer.
(d) Post-Closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business. Seller acknowledges that (i) there is no assurance that Seller will receive any Earn-out Payment above the guaranteed minimum payment of Five Hundred Thousand Dollars ($500,000) and Buyer has not promised or projected any such Earn-out Payment, and (ii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve any Earn-out Payment above the guaranteed minimum payment of Five Hundred Thousand Dollars ($500,000) or to maximize the amount of the Earn-out Payment. For so long as Jason Anderson and Mike Cronin are employed by Buyer pursuant to the terms and conditions of an Employment Agreement, Buyer agrees and covenants that it shall not cause or facilitate the transfer of Jason Anderson or Michael J. Cronin to another division of the Business or to an Affiliate of Buyer. During the period between the Closing and the date on which the Earn-out Payment is paid, Buyer agrees and covenants that it shall (A) cause the post-Closing Business to maintain true, complete and accurate books and records relating to the subject matter of this Section 2.11, which it shall make available for review by the Seller upon reasonable notice subject to reasonable confidentiality provisions and (B) not take any actions in bad faith in the operation of the post-Closing Business which are intentionally undertaken with the purpose of reducing the amount of the Earn-out Payment.
(e) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.11 the amount of (i) any Purchase Price adjustment owed to it pursuant to the terms of this Agreement and (ii) any Losses to which any Buyer Indemnified Party may be entitled under this Agreement.
(f) No Security. The Parties understand and agree that (i) the contingent rights to receive an Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller's contingent right to receive an Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

ARTICLE III
CLOSING
Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Durham Jones & Pinegar, P.C., 111 South Main Street, Suite 2400, Salt Lake City, Utah 84111, at 10 a.m., Mountain Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing (the "Closing Date").  The Transactions shall become effective as of 12:01 a.m. on the Closing Date (the "Effective Time").
Section 3.02 Closing Deliverables.
(a) At the Closing, Seller shall deliver to Buyer the following:
(i) a bill of sale in the form of Exhibit E attached hereto (the "Bill of Sale") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
(ii) an assignment and assumption agreement in the form of Exhibit F attached hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii) assignments in the form of Exhibit G attached hereto (the "Intellectual Property Assignment") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;
(iv) the lease agreement for Seller's premises at 1200 Trapp Rd, Eagan, MN 55121 in the form of Exhibit H attached hereto (the "Lease Agreement") and duly executed by Seller;
(v) the Seller Closing Certificate;
(vi) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(l) and Section 7.02(n);
(vii) the Employment Agreements, duly executed by Jason Anderson and Michael J. Cronin;
(viii) the Registration Rights Agreement, duly executed by Seller;
(ix) a Certificate of Trust for each of the Shareholders; and
(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:
(i) the Closing Cash Amount, as adjusted pursuant to Section 2.05(a)(i);
(ii) the Assignment and Assumption Agreement, duly executed by Buyer;
(iii) the Lease Agreement, duly executed by Buyer;
(iv) the Employment Agreements, duly executed by Buyer;
(v) the Registration Rights Agreement, duly executed by Buyer;
(vi) the Buyer Closing Certificate;
(vii) the Voting Agreement, duly executed by the Buyer's shareholders party thereto; and
(viii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.02(i) and Section 7.02(j).
(c) At the Closing, Buyer shall retain the Holdback Fund pursuant to Section 2.07(a).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties hereby, jointly and severally, represent and warrant to Buyer, that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement, except that representations or warranties that are made as of a specific date shall be true and correct as of such date, subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered herewith and dated as of the date hereof:
Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application related to or affecting the enforcement of creditor's rights generally or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application related to or affecting the enforcement of creditor's rights generally or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of Seller as at September 30, in each of the years 2016, 2015 and 2014 and the related statements of income and retained earnings, shareholders' equity and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of Seller as at June 30, 2017 and the related statements of income and retained earnings, shareholders' equity and cash flow for the nine-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of June 30, 2017 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date". Seller maintains a standard system of accounting for the Business that allows the Financial Statements to be prepared in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a) Material Adverse Effect;
(b) declaration or payment of any dividends or distributions on or in respect of any of Seller's capital stock or redemption, purchase or acquisition of Seller's capital stock, except as set forth on Section 4.06(b) of the Disclosure Schedules;
(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(e) entry into any Contract that would constitute a Material Contract;
(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;
(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(l) material capital expenditures which would constitute an Assumed Liability;
(m) imposition of any Encumbrance upon any of the Purchased Assets;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of Seller, other than as provided for in any written agreements adopted before the Balance Sheet Date or required by applicable Law, (ii) change in the terms of employment for any employee of Seller or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Seller other than as provided for in any Benefit Plan;
(o) hiring or promoting any person as or to (as the case may be) except to fill a vacancy in the ordinary course of business;
(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Seller, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(q) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;
(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or
(t) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.07 Material Contracts.
(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being "Material Contracts"):
(i) all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;
(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;
(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii) all Contracts with any Governmental Authority ("Government Contracts");
(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) all joint venture, partnership or similar Contracts;
(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii) all powers of attorney with respect to the Business or any Purchased Asset;
(xiii) all collective bargaining agreements or Contracts with any Union; and
(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.
(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Contract included in the Purchased Assets.
Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;
(b) liens for Taxes not yet due and payable;
(c) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or
(e) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.09 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.
Section 4.10 Real Property.
(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by Trapp Road and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Real Property:
(i) Trapp Road has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;
(ii) except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, Trapp Road has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the "Leases"). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c) Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.
Section 4.11 Intellectual Property.
(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are used in the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.
(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
(e) Seller's rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.
(f) The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.
(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.
Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.14 Customers and Suppliers.
(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business the 25 largest customers of Seller for the two most recent fiscal years (determined on the basis of the total dollar amount of net sales to each such customer) (collectively, the "Material Customers"), and the total dollar amount of sales to each such Material Customer during the two most recent fiscal years. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business the 25 largest suppliers of Seller for the two most recent fiscal years (determined on the basis of the total dollar amount of purchase from each such supplier) (collectively, the "Material Suppliers"), and the total dollar amount of purchases from each such Material Supplier during the two most recent fiscal years. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (ii) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims (as of August 31, 2017) and the claims history for Seller since January 1, 2014. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.
(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
Section 4.17 Compliance with Laws; Permits.
(a) Seller has complied and is now complying with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits (other than Environmental Permits) issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18 Environmental Matters.
(a) The operations of the Business, the Owned Real Property, Leased Real Property or the Purchased Assets are currently and have been in compliance with all Environmental Laws. Neither Seller nor Trapp Road has received from any Person, with respect to the Business, Owned Real Property, Leased Real Property, or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law or Environmental Permit, which, in each case, either remains pending or unresolved, or is the source of ongoing Liabilities as of the Closing Date.

(b) Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Owned Real Property, Leased Real Property or Purchased Assets, and has no Knowledge of any alleged noncompliance with the Environmental Permits reasonably expected to cause a Material Adverse Effect. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law. Seller has no Knowledge of any condition, event or circumstance that might materially prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Owned Real Property, Leased Real Property or Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all reasonable measures necessary to facilitate transfer of the Environmental Permits to Buyer, and Seller does not have any Knowledge of any condition, event or circumstance that might materially prevent or impede the transfer of the Environmental Permits to Buyer. Neither Seller nor Trapp Road has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the Environmental Permits.
(c) None of the Business, the Owned Real Property, Leased Real Property or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller or Trapp Road in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or local list.
(d) There has been no Release of Hazardous Materials related to the Business or impacting or affecting the Purchased Assets, Owned Real Property, Leased Real Property or any real property currently or formerly owned, leased or operated by Seller or Trapp Road in connection with the Business. Seller has not received an Environmental Notice that any Release of Hazardous Materials related to the Business or impacting or affecting the Purchased Assets, Owned Real Property, Leased Real Property or real property currently or formerly owned, leased or operated by Seller or Trapp Road that could reasonably be expected to result in an Environmental Claim or a violation of Environmental Law or term of any Environmental Permit.
(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active, removed or abandoned aboveground or underground storage tanks owned or operated by Seller or Trapp Road in connection with the Business, Owned Real Property, Leased Real Property or the Purchased Assets.
(f) Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site (meaning not on or within the Purchased Assets, the Owned Real Property or Leased Real Property) Hazardous Materials treatment, storage, or disposal facilities or locations (collectively, "Off-Site Facilities") used by Seller or Trapp Road or any predecessors in connection with the Business, the Owned Real Property, Leased Real Property or the Purchased Assets as to which Seller may retain Liabilities.  None of these Off-Site Facilities has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state or local list. Seller has not received any Environmental Notice regarding potential Liabilities with respect to such Off-Site Facilities.
(g) Neither Seller nor Trapp Road has retained or assumed, by contract or operation of Law, any Liabilities of third parties under Environmental Law.
(h) Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, and analyses, site assessments, risk assessments, economic models and other similar documents with respect to the Business, the Owned Real Property or Leased Real Property or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller or Trapp Road in connection with the Business which are in the possession or control of Seller or Trapp Road related to Environmental Laws, Remedial Action, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of Remedial Action, engineering controls, pollution control equipment and operational changes).

(i) Seller has no Knowledge of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials or Remedial Action that might, after the Closing Date, materially prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use of the Business, the Owned Real Property, Leased Real Property or the Purchased Assets as currently carried out.
(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.18(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller does not have any Knowledge of any condition, event or circumstance that might prevent, impede or increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.
Section 4.19 Employee Benefit Matters.
(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, consulting, employee, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto) in effect as of the date hereof, in each case whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA that is (i) in effect and covering one or more employees or former employees of the Business, and which is maintained, sponsored, contributed to, or required to be contributed to by Seller or (ii) under which Seller any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a "Benefit Plan").
(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any current summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the two most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation("PBGC") or other Governmental Authority relating to the Benefit Plan within the last six years.

(c) Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Seller's Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. All benefits accrued under any unfunded Benefit Plan have been timely paid, accrued or otherwise adequately reserved in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles.
(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the PBGC; (iii) incorrectly withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA) and (iii) no Action has been initiated by the PBGC to terminate any such plan or to appoint a trustee for any such plan.
(f) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides retiree welfare benefits to any individual for any reason.
(g) There is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of Seller, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of Seller, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Seller to severance pay or any other payment; (ii) other than under any Benefit Plan, accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other obligation pursuant to any Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.
Section 4.20 Employment Matters.
(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of Seller as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual, including paid time off, as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees of Seller for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.  No later than two (2) days before the Closing Date, Seller may deliver to Buyer an amendment to Section 4.20(a) of the Disclosure Schedules to reflect any increase or decrease in the paid time off for such employees. No such amendment or addition shall be evidence, in and of itself, that the representations and warranties in this Section 4.20(a) are no longer true and correct in all respects.
(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"),and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Seller are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d) Seller has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act, except to the extent triggered by the transaction contemplated hereby.
(e) With respect to each Government Contract, Seller is and, to Seller's Knowledge, has been in compliance with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 4.21 Taxes.
(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid in full. No extensions of time within which to file any Tax Return is currently in effect.
(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller that remain in effect.
(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(e) Seller is not a party to any Action by any taxing authority. Seller has not received written notice of any pending Actions from any taxing authority, and to the Knowledge of Seller, no such Action is threatened. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
(f) There are no Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable).
Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.23 Own Account. Seller understands that the Preferred Shares issued as the Preferred Share Consideration to Seller and the Conversion Common Shares are "restricted securities" and have not been registered under the Securities Act of 1933 or any applicable state securities law and Seller is acquiring the securities as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Seller's right to sell the Shares pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws). Seller is an "accredited investor" as that term is defined under Section 501 of Regulation D of the Securities Act.
Section 4.24 Review of SEC Reports. Seller has (i) received and carefully reviewed Buyer's SEC Reports as defined in Section 5.07 and (ii) had the opportunity to ask questions and receive answers from Buyer's officers and directors concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Buyer which are on file with the Commission and available for inspection by the public. Seller is aware of the risks inherent in an investment in Buyer and specifically the risks of an investment in the securities. In addition, Seller is aware and acknowledges that there can be no assurance of the future viability or profitability of Buyer, nor can there be any assurance relating to the current or future price of the Common Stock, as quoted on NASDAQ, or market conditions generally.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Utah.
Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, require the consent, notice or other action by any Person. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.06 Issuance of the Preferred Share Consideration. The Preferred Shares to be issued by Buyer as the Preferred Share Consideration and the Conversion Common Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Buyer other than restrictions on transfer provided for in the Transaction Documents. Buyer has reserved from its duly authorized capital stock a number of Preferred Shares and a number of Conversion Common Shares at least equal to the number of Shares to be issued as the Share Consideration on the date hereof.
Section 5.07 Capitalization. The capitalization of Buyer is as set forth on Section 5.07 of the Disclosure Schedule which shall include a "pro-forma" capitalization giving effect to the Transactions contemplated hereby. Buyer has not issued any capital stock since its most recently filed reports filed with the U.S. Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, as amended (the "SEC Reports"), other than pursuant to the exercise of employee stock options under its equity incentive award plans, the issuance of shares of Common Stock to employees pursuant to Buyer's employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock equivalents outstanding as of the date of the most recently filed SEC Report. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Other than as disclosed on Section 5.07 of the Disclosure Schedule or in the SEC Reports of Buyer, except as a result of the issuance of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Buyer is or may become bound to issue additional shares of Common Stock. The issuance of the Preferred Share Consideration will not obligate Buyer to issue shares of Common Stock or other securities to any Person other than Seller and will not result in a right of any holder of Buyer's securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Other than as disclosed on Section 5.07 of the Disclosure Schedule, there are no outstanding securities or instruments of Buyer that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to redeem a security of Buyer. All of the outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for Requisite Shareholder Approvals that may be required under NASDAQ Marketplace Rules applicable to Buyer, no further approval or authorization of any shareholder, Buyer's Board of Directors or others is required for the issuance and sale of the Shares. Except as contemplated by this Agreement and disclosed on Section 5.07 of the Disclosure Schedule, there are no shareholders agreements, voting agreements or other similar agreements with respect to Buyer's capital stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of Buyer's shareholders.

ARTICLE VI
COVENANTS
Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b) pay the debts, Taxes and other obligations of the Business when due;
(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;
(h) maintain the Books and Records in accordance with past practice;
(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.05 to occur.
Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business.
Section 6.03 No Solicitation of Other Bids.
(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.
(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04 Notice of Certain Events.
(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b) Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.05 Employees and Employee Benefits; Paid Time Off Reimbursement.
(a) No later than two (2) Business Days before the Closing Date, Seller and Buyer may agree to modify or amend the list of employees set forth on Section 4.20(a) of the Disclosure Schedule (collectively, "Seller Employees").  Commencing on the Closing Date, Seller shall terminate all Seller Employees and Buyer will offer employment to such Seller Employees, on an "at will" basis, subject to such Seller Employees (i) completing and submitting to Buyer an application for employment, in form and substance reasonably acceptable to Buyer and (ii) meeting the lawful employment authorization and identity eligibility requirements of Buyer. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05(a).
(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons within timeframes required by any applicable law.
(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof for Benefit Plans of Seller.  Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) In the event Seller cannot assign its Empower NationalONE Plan with HealthPartners, Inc., Policy Number 19941, at Closing to Buyer, Seller shall not terminate such group health plan before midnight on October 31, 2017.
(e) Buyer shall be responsible for all health plan continuation of coverage requirements (if any) after the Closing Date as a "successor employer" as this term is used for purposes of COBRA.
Employees of Seller who become employees of Buyer after the Closing Date shall become eligible for the Benefit Plans assumed by Buyer as set forth in Section 2.01(d) and the accrued paid time off as set forth on Section 4.20(a) of the Disclosure Schedule, as may be amended through the Closing Date.  Seller shall reimburse Buyer for the paid time off such employees take between the Closing Date and December 31, 2017, up to the amount of paid time off listed for each such employee on Section 4.20(a) of the Disclosure Schedule, as may be amended through the Closing Date.  After December 31, 2017, Buyer will calculate the aggregate amount of such paid time off taken by each employee between the Closing Date and December 31, 2017, and Seller shall promptly reimburse Buyer for such amount up to the amount listed on Section 4.20(a) of the Disclosure Schedule, as may be amended through the Closing Date, for each such employee.
Section 6.06 Confidentiality. From and after the Closing, each of the Seller Parties shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of such Seller Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that such Seller Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.07 Non-competition; Non-solicitation.
(a) The Seller Parties each hereby acknowledge that Buyer will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company's inventions, confidential information, customers, accounts and business partners. Therefore, each Seller Party hereby agrees that, if allowed to participate in a competitive business or solicit any Company's customers and suppliers in violation of this Section 6.07, such Seller Party would substantially impair the value of the Purchased Assets being acquired by Buyer. Each Seller Party agrees that for a five-year period following the Closing Date (the "Restricted Period"), such Seller Party shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, equity holder, beneficial owner or in any other capacity:
(i) engage in the Business or in any business activity that in any manner whatsoever competes with the Business, in each case as the Business is being conducted as of the Closing (the "Competitive Activities") in the Territory;

(ii) own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity, provided that a Seller Party shall not be prohibited from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation, the securities of which are publicly traded, so long as such Seller Party has no active participation in the business of such corporation; or
(iii) solicit or entice any customer or supplier of Buyer or an Affiliate of Buyer (including any customer or supplier after the Closing) to cease doing business with or reduce its relationship with any of Buyer or its Affiliates (including any customer or supplier after the Closing).
(b) During the Restricted Period, no Seller Party shall, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent a Seller Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c) Each Seller Party acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d) Each Seller Party acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08 Governmental Approvals and Consents.
(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of this Agreement and/or the performance of its obligations pursuant to this Agreement and the other Transaction Documents, including, on the part of Buyer, the Requisite Shareholder Approval. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Seller Parties and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.
(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.
(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:
(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii) upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.
(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:
(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.
Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. For certainty, Seller shall indemnify and hold harmless Buyer from and against any liabilities which Buyer may suffer or incur as a result of such non-compliance.
Section 6.13 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by Buyer and one-half by Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).
Section 6.15 Tax Matters.
(a) All Taxes, including, without limitation, all fees and penalties relating thereto, imposed (or accrued) upon the Business or any of the Purchased Assets for a taxable period which begins before and ends after the Closing Date (a "Straddle Period Tax"), shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period as follows: (i) the portion of such Straddle Period Tax relating to the Pre-Closing Tax Period shall be deemed to be (A) with respect to Straddle Period Taxes that are real and personal ad valorem Taxes, sales Taxes, employment Taxes or other similar Taxes that, in each case, are not measured by or based on income or gross receipts the amount of such Tax for the entire taxable straddle period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in the relevant taxable straddle period; and (B) with respect to all other Straddle Period Taxes, the amount of such Straddle Period Taxes determined on a closing of the books basis, and (ii) the portion of such Straddle Period Tax relating to the Post-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable straddle period minus the amount of such Tax relating to the Pre-Closing Tax Period, as determined pursuant to the preceding clause (i). Seller shall be liable for, and shall indemnify Buyer against, all Straddle Period Taxes relating to the Pre-Closing Tax Period, and Buyer shall be liable for, and shall indemnify Seller against, all Straddle Period Taxes relating to the Post-Closing Period. The party required by Law to pay any Straddle Period Tax (the "Paying Party") shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax in full. To the extent any such payment exceeds the liability of the Paying Party for the Straddle Period Tax as determined pursuant to this Section 6.15, the Paying Party shall provide the other Party (the "Non-Paying Party") with written notice of payment of the Straddle Period Tax, and within 10 Business Days of receipt of such written notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party's share of the Straddle Period Taxes, as determined pursuant to this Section 6.15.
(b) To the extent not required by Law to be filed by Buyer and addressed in Section 6.15(a), Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns relating to the Purchased Assets and the Business with respect to all Pre-Closing Tax Periods and all other Tax Returns required to be filed by Seller. To the extent not required by Law to be filed by Seller and addressed in Section 6.15(a), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to the Purchased Assets and the Business with respect to all Post-Closing Tax Periods. Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the ownership of the Purchased Assets and operation of the Business for all Pre-Closing Tax Periods. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the ownership of the Purchased Assets and operation of the Business for all Post-Closing Tax Periods. Seller shall not consent, without the prior written consent of Buyer, to any change in the treatment of any item with respect to the Purchased Assets or the Business that would affect the Tax liability of Buyer for any Post-Closing Tax Period.

(c) Following the Closing, Seller shall cooperate with Buyer and shall make available to Buyer, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities with respect to the Purchased Assets or the Business for all periods prior to the Closing, and shall preserve all such information, records and documents (to the extent not part of the Purchased Assets or the Business delivered by Seller at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.
(d) Buyer will prepare and deliver to Seller, within 90 days after the Closing Date, an allocation of the Purchase Price (as adjusted pursuant to this Agreement, and including any liabilities of the Companies immediately following the Closing), among each of the assets of the Companies (the "Purchase Price Allocation") for Seller's review, comment and approval. The Purchase Price Allocation shall be consistent with the methodology set forth on Schedule 6.15(d). Seller notify Buyer of any objections to the Purchase Price Allocation within thirty (30) Business Days of receipt of the Purchase Price Allocation, and Buyer and Seller shall endeavor within the next thirty (30) Business Days to resolve such dispute in good faith. If the parties are unable to resolve such dispute, Buyer and Seller shall submit such dispute to the Independent Accountant. Promptly, but not later than fifteen (15) Business Days after its acceptance of appointment hereunder, the Independent Accountant shall determine (based solely on representations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Purchase Price Allocation will be conclusive and binding upon the parties. No Party to this Agreement will take or cause to be taken any position or other action inconsistent with the Purchase Price Allocation determined under this Agreement for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation, or otherwise, unless otherwise required by a "determination" (within the meaning of Section 1313(a) of the Code or any similar provision of Law). If the Purchase Price is adjusted in any manner as provided in this Agreement, the Purchase Price Allocation shall be adjusted as mutually agreed by the parties to reflect such adjustments to the consideration paid pursuant to this Agreement.
Section 6.16 Change of Corporate Name. Seller shall take all action necessary to change its name to a name that is not the same as, is not similar to, or confusing with, the trade name "Bird & Cronin" and terminate its right to use such trade name so as to permit Buyer to use such trade name as of Closing. Additionally, Seller shall take such actions and execute such documents as may be necessary for Buyer to make appropriate assumed name filings in order to evidence and protect Buyer's right to use such trade name in connection with the operation of the Business after the Closing.
Section 6.17 Title to Vehicles. Seller shall deliver the original certificates of title for the vehicles included in the Purchased Assets to Buyer within 15 days of the Closing Date.
Section 6.18 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01 Condition to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of the Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) The Seller Parties each shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such Seller Party shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(e) Buyer shall have obtained the funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses, it being understood that all necessary documents and agreements relating to any financing are identified on Section 7.02(e) of the Disclosure Schedule, copies of which have been provided to Seller.
(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(g) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(h) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(i) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.
(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").
(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(m) Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" as defined in Section 1445 of the Code.
(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").
(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.22 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall survive indefinitely; (b) Section 4.18 (Environmental Matters), Section 4.19 (Employee Benefit Matters), Section 4.20 (Employment Matters) and Section 4.21 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (collectively, the "Fundamental Representations"). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c) any Excluded Asset or any Excluded Liability;
(d) any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or
(e) any fraud, willful misconduct or criminal acts of Seller or any its Affiliates or Representatives.
Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c) any Assumed Liability.
Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Basket"), in which event Seller shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the sum of the Holdback Fund plus any Earn-out Payment (the "Cap"), and for Losses in respect of indemnification under Section 4.19, the aggregate amount of such Losses for which Seller shall be liable under Section 4.19 shall not exceed the Purchase Price.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or any Claim involving fraud, willful misconduct or criminal acts of Seller or any its Affiliates or Representatives.
Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party".
(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
Section 8.06 Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, subject to all applicable limitations contained in this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. If Seller is the Indemnifying Party, the payment hereunder shall first come solely from the Holdback Fund until the entirety of the Holdback Fund has been exhausted, then from the first $500,000 of the Earn-out Payment to the extent not already paid to Seller, and then from the remainder of the Earn-out Payment to the extent the amount of such payment has been determined but not yet paid to Seller. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. To the extent the satisfaction of Seller's obligations under this ARTICLE VIII are to be settled, in whole or in part in Shares, the value of the Shares to be applied against such obligations shall be the Closing Share Price; provide that Buyer shall give Seller ten (10) days advance written notice of Buyer's intent to apply Shares against an obligation under this ARTICLE VIII and Seller shall have the option to notify Buyer during such 10-day period that it wishes to have such obligation settled entirely in cash, rather than Shares. To the extent the Holdback Fund does not have sufficient cash to settle the amount payable, Seller shall promptly deliver collected funds to Buyer sufficient to cover such cash deficit.

Section 8.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.10 Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII.  Nothing in this Section 8.10 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or willful misconduct.
Section 8.11 Set-Off Against Holdback and Earn-out Payment. Upon final resolution of a claim for indemnification pursuant to ARTICLE VIII, Buyer shall first set off any amount to which Buyer is entitled from Seller pursuant to Seller's indemnification obligations hereunder first solely from the Holdback Fund until the entirety of the Holdback Fund has been exhausted, then from the first $500,000 of the Earn-out Payment to the extent not already paid to Seller, and then from the remainder of the Earn-out Payment to the extent the amount of such payment has been determined but not yet paid to Seller, all as exclusive first source of recovery with respect to such indemnity obligations.
Section 8.12 Mitigation of Losses. All Losses recoverable by an Indemnified Party shall be net of insurance proceeds and any amounts such Indemnified Party actually recovers from third parties (including third party indemnification and payments on applicable accounts receivable). Such Indemnified Party shall use reasonable best efforts to seek any such payments to which it may be entitled.

ARTICLE IX
TERMINATION
Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Seller and Buyer;
(b) by Buyer by written notice to Seller if:
(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller's receipt of written notice of such breach from Buyer; or
(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 2, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c) by Seller by written notice to Buyer if:
(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer's receipt of written notice of such breach from Seller; or
(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 2, 2018, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or its respective officers, directors or shareholders, except for obligations under this ARTICLE IX and Section 6.06 and ARTICLE X, all of which shall survive the termination, provided that, nothing contained in this Agreement shall relieve any party from liability for any breach of any covenant or agreement in this Agreement to be performed or satisfied by such party on or prior to the date of termination of this Agreement and that results in the termination of this Agreement.

ARTICLE X
MISCELLANEOUS
Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Seller or to the Shareholders:	1200 Trapp Rd. Eagan, MN 55121 Facsimile: (651) 688-9855 E-mail: jasoncanderson@comcast.net mjbcronin@comcast.net Attention: Jason C. Anderson and Michael J. Cronin
with a copy to:	Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402-1498 Facsimile: (612) 340-2868 E-mail: Saunders.jeff@dorsey.com Attention: Jeff Saunders
If to Buyer:	7030 Park Centre Blvd. Cottonwood Heights, UT 84121 Facsimile: (801) 568-7711 E-mail: kelvyn@dynatronics.com Attention: Chief Executive Officer
with a copy to:	Durham Jones & Pinegar, P.C. Facsimile: 801.415.3500 E-mail: kpinegar@djplaw.com Attention: Kevin Pinegar

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08 Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, including, but not limited to Section 6.05(a), is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE CITY OF SALT LAKE CITY AND COUNTY OF SALT LAKE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).
Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER PARTIES:	BUYER:
BIRD & CRONIN, INC.,
a Minnesota corporation

By: /s/ Michael J. Cronin
Michael J. Cronin, Co-President

By: /s/ Jason Anderson
Jason Anderson, Co-President

THE SHEILA C. ANDERSON 2016 TRUST, DECEMBER 24, 2016

By: /s/ Sheila C. Anderson
Sheila C. Anderson, Trustee

THE COLLEEN C. LARSON 2016 TRUST, DATED DECEMBER 24, 2016

By: /s/ Phillip B. Larson
Phillip B. Larson, Trustee

THE MICHAEL J. CRONIN 2016 TRUST, DATED DECEMBER 24, 2016

By: /s/ Michael J. Cronin
Michael J. Cronin, Trustee
NANCY K. CRONIN QUALIFIED TERMINABLE INTEREST TRUST PURSUANT TO THE TIMOTHY C. CRONIN REVOCABLE TRUST, DATED MAY 31, 2005

By: /s/ Michael J. Cronin
Michael J. Cronin, Trustee

By: /s/ Nancy K. Cronin
Nancy K. Cronin, Trustee

/s/ MICHAEL J. CRONIN
MICHAEL J. CRONIN, individually
DYNATRONICS CORPORATION, a Utah corporation By: /s/ Kelvyn H. Cullimore, Jr. Name: Kelvyn H. Cullimore, Jr. Title: President and Chief Executive Officer

[Signature page to Asset Purchase Agreement]